UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 5, 2008

IDEAEDGE, INC.

A Colorado Corporation

(Exact name of registrant as specified in its charter)

COLORADO	000-27145	33-0756798
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

6440 Lusk Blvd., Suite 200

San Diego California 92121

 (Address of principal executive offices)

(858) 677-0080

 (Registrant’s telephone number)

 (Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement

On June 5, 2008, IdeaEdge, Inc., a Colorado corporation ("we," "us," "our," or the "Company"), entered into a subscription agreement (the “Subscription Agreement”) with four accredited investors pursuant to which we issued 12,000 shares of our Series A Cumulative Convertible Preferred Stock (the “Series A Stock”) and warrants to purchase an additional 1,818,182 shares of our common stock at an exercise price of $0.50 per share, in exchange for gross proceeds totaling $1,200,000.

This financing transaction resulted in net proceeds to us of $1,150,000, after deducting fees and expenses.    RBW, Inc. (“RBW”) and  GRQ Consultants, Inc. acted as finders in connection with the transaction and received 108,784 and 181,306 shares, respectively, (for a total of 290,090 shares) of our unregistered common stock as finders compensation.  As further consideration for its services, RBW will receive an additional 120,000 shares of our common stock in compensation directly from the share holdings of our three founding stockholders, James Collas, Chris Nicolaidis and Jeffrey Hall.  The agreement between RBW and the founding stockholders is subject to finalizing terms between the parties concerning proxies over voting the share holdings of RBW and other related stockholders.

The following summarizes the terms of the Series A Stock we issued:

Face Value.  Each share of Series A Stock has a face value of $100 per share.

Voluntary Conversion.  Each share of Series A Stock is convertible at the election of the holders at any time into approximately 303 shares of our common stock, subject to increase under the anti-dilution provisions under the Certificate of Designation and the Subscription Agreement upon the occurrence of events as defined therein.

Dividends.  Except in the event of default under the terms of the Subscription Agreement, the Series A Stock pays no dividends.  In the event of an uncured default by the Company, the Series A Stock pays dividends of 12% per annum during the period the Company is in default as described under the Certificate of Designation.

Redemption.  The Series A Stock is not required to be redeemed by the Company.

Liquidation Rights.  Upon the occurrence of a liquidation event (as defined in the Certificate of Designation), the holders of Series A Stock will be repaid their full face value and cumulative accrued dividends prior to the receipt of any other class of preferred or common stock.

Forced Conversion.  We have the right to force conversion of each share of Series A Stock into approximately 303 shares of common stock at any time after December 12, 2008 provided our common stock has maintained a closing price of $1.00 per share for three consecutive trading days prior to conversion.

Voting Rights. Generally, our Series A Stock has no voting rights. However, we cannot take certain actions without the consent of a majority of the then outstanding holders of the Series A Stock, including, issuing additional securities senior to or on par with the Series A Stock, amending our certificate of incorporation or by-laws in any manner adverse to the rights of the Series A Stock, or adversely changing the rights of the Series A Stock.

Covenants. The Subscription Agreement imposes certain covenants on us, including restrictions against incurring additional indebtedness, issuing any additional equity except certain permitted issuances, creating any liens on our property, amending our certificate of incorporation or bylaws in a manner which may adversely effect the Series A Stock holders, redeeming or paying dividends on shares of our outstanding common stock, and entering into certain related party transactions.

Events of Default and Additional Covenants.  The Certificate of Designation for the Series A Stock also contains certain covenants and events of default, including: (i) our uncured failure to timely pay any dividend payment or the failure to timely pay any other sum of money due to a holder of Series A Stock; (ii) our uncured breach of any material covenant, representation, warranty or other material term or condition of the Subscription Agreement or the Certificate of Designation; (iii) any dissolution, liquidation or winding up of Corporation or any substantial portion of its business; (iv) our cessation of operations or if we become unable to pay its debts as such debts become due; (v) our transfer or sale of any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future),without receiving fair value; (vi) certain extraordinary corporate transactions; (vii) the entry or filing of certain money judgments, writs or similar final process against us; (viii) certain bankruptcy, insolvency, reorganization or liquidation events occur; (x) the failure of our common stock to be listed for trading or quotation on a principal market for a period of ten (10) consecutive trading days; (xi) certain defaults by us on our material obligations and agreements; (xii) a trading suspension on our common stock that lasts for ten (10) or more consecutive trading days; (xiii) the occurrence of one or more events having a material adverse effect on the Company; (xiv) the restatement of any or our financial statements for up to two years, if the result of such restatement would have constituted a material adverse effect; and (xv) our uncured failure to timely deliver certificates to the holders of Series A Stock.  Unless waived in writing by Holders of seventy percent (70%) of the Series A Preferred Stock then outstanding, the occurrence of any of the above-described events of default shall, until such event of default has been cured, cause the dividend rate to become 12% from and after the occurrence of such event with respect to the Series A Preferred Stock.

Warrants.  The warrants issued in connection with sale of Series A Preferred Stock are 66 month warrants to purchase shares of our common stock at a price of $0.50 per share, subject to adjustment, including full-ratchet anti-dilution protection.

Reset Provision.  The Subscription Agreement also contains a “favored nations” provision which provides that, other than in connection with the certain excepted issuances, until the sooner to occur of (i) thirty (30) months after the closing date, or (ii) until the Series A Stock is no longer outstanding, if the Company shall agree to or issue any common stock or securities convertible into or exercisable into common stock at a price per share or conversion or exercise price per share which is less than the conversion price for the Series A Stock or warrant exercise price in effect at such time, without the consent of each Series A Stock subscriber, then the Company must issue to each subscriber for each such occasion, additional shares of common stock so that the average per share price of the shares to be received upon conversion of the Series A Stock and warrants then owned by each subscriber is equal to such other lower price per share and the conversion price and warrant exercise price shall automatically be reduced to such other lower price.

Lock-Up Agreements.  As a condition to the financing, the Series A Stock investors required the Company to enter lock-up agreements with the Company’s founders, James Collas, Chris Nicolaidis, and Jeffrey Hall, pursuant to which each shareholder agreed not to sell or transfer, except with respect to certain permitted transfers for estate planning or gifting purposes, any shares of Company common stock until the first to occur between (i) the repayment and/or conversion into common stock of not less than two-thirds (2/3) of the principal amount of all Series A Stock issued to the holders and (ii) June 5, 2009.

The summary of the financing transaction described above, and the summary of the terms of the securities and agreements related to such financing transaction, are qualified in their entirety by reference to the following documents which are filed as exhibits to this current report:

•

Certificate of Designations for the Series A Stock;

•

Form of Subscription Agreement;

•

Form of Common Stock Purchase Warrant; and

•

Form of Lock-Up Agreement.

Item 1.02

Termination of Material Agreement

In connection with the Series A Preferred Stock financing, we agreed to terminate the subscription agreement dated February 11, 2008 with Two Eight, Inc.  Two Eight, Inc. purchased a total of 450,000 shares of our common stock at $.33 per share under the terms of the subscription agreement.

Item 3.02    Unregistered Sales of Equity Securities

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.  The investors in that financing met the accredited investor definition of Rule 501 of the Securities Act.  The sales were made in private placements under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.  The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering.

The total number of outstanding shares of outstanding common stock as of the date of this report is 37,984,761.

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

We filed the Certificate of Designations to our articles of incorporation with the Colorado Secretary of State on June 3, 2008, setting forth the rights, preferences and privileges of our Series A Stock. The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 5.03.

Item 9.01    Financial Statements and Exhibits

(c) Exhibits.

Exhibit	Description

3.3	Certificate of Designations for the Series A Cumulative Convertible Preferred Stock
4.1	Form of Common Stock Purchase Warrant dated June 6, 2008
10.8	Form of Subscription Agreement dated June 6, 2008
10.9	Form of Lock-Up Agreement dated June 6, 2008
99-1	Press Release dated June 11, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IDEAEDGE, INC.
/s/ Jonathan Shultz
Dated: June 9, 2008	By:
Jonathan Shultz Chief Financial Officer

2